Exhibit 99.2

 6    Q4 FY21Letter to ShareholdersApril 29, 2021

 2  Q4 FY21 Letter to Shareholders  April 29, 2021 Dear Shareholders,Cirrus Logic delivered solid growth in revenue, operating profit and EPS in FY21, driven largely by content gains and higher unit volumes. Revenue for the full fiscal year was $1.37 billion, up seven percent year-over-year, and GAAP and non-GAAP operating profit were 17.3 percent and 22.4 percent, respectively. FY21 GAAP and non-GAAP EPS were $3.62 and $4.58, respectively. Q4 FY21 revenue was $293.5 million and GAAP and non-GAAP earnings per share were $0.42 and $0.66, respectively. Growth in FY21 reflects our deep dedication to both, product leadership and our customers’ success. Amid very challenging conditions due to the COVID-19 pandemic, the company continued to provide outstanding support to our customers with minimal operational impact. We not only increased our penetration of Android smartphones and successfully executed on our product development programs, but also broadened the range of end products that contain our components. Further, we achieved significant milestones in the diversification of our product portfolio, including 55 percent year-over-year revenue growth in high-performance mixed-signal solutions.Turning to the current period, Cirrus Logic, like many in the semiconductor industry, has been experiencing strong demand in excess of supply. Capacity constraints impacted our fourth quarter revenue as well as the outlook for the first quarter of FY22. While it is likely these challenges will continue for some time, our experienced team is focused on working with our supply chain partners to meet as much demand as possible. Moving forward, we are excited by the level of design activity and customer engagements we currently see across a wider range of areas than ever. In the next 12 months, we expect to ramp products that will both strengthen our position as a leading supplier of audio solutions and continue the expansion of our high-performance mixed-signal business, accelerating our overall revenue growth in FY22.

Figure A: Cirrus Logic Q4 FY21 and FY21 Results

Q4 FY21	GAAP	Adj.	Non-GAAP*
Revenue	$293.5		$293.5
Gross Profit	$148.1	$0.3	$148.4
Gross Margin	50.5%		50.5%
Operating Expense*	$123.4	($17.4)	$106.0
Operating Income	$24.7	$17.7	$42.4
Operating Profit	8.4%		14.4%
Interest Income	$1.1		$1.1
Other Income	$2.1		$2.1
Income Tax Expense	$2.6	$3.3	$5.9
Net Income	$25.3	$14.4	$39.7
Diluted EPS	$0.42	$0.24	$0.66

FY21	GAAP	Adj.	Non-GAAP*
Revenue	**$1,369.2**		**$1,369.2**
Gross Profit	**$707.3**	**$0.9**	**$708.2**
Gross Margin	**51.7%**		**51.7%**
Operating Expense*	$470.1	($68.2)	$401.9
Operating Income	**$237.2**	**$69.1**	**$306.3**
Operating Profit	**17.3%**		**22.4%**
Interest Income	$5.2		$5.2
Other Income	$2.8		$2.8
Income Tax Expense	$27.9	$11.4	$39.3
Net Income	**$217.3**	**$57.7**	**$275.0**
Diluted EPS	**$3.62**	**$0.96**	**$4.58**

*Complete GAAP to Non-GAAP reconciliations available on page 16
$ millions, except EPS

Revenue and Gross Margins

Cirrus Logic reported revenue for FY21 of $1.37 billion, up seven percent year over year. Growth was driven primarily by content gains in smartphones, tablets and wearables as well as higher unit volumes in smartphones and tablets. This was partially offset by previously noted headwinds in wired headset codecs and, to a lesser extent, an expected decline in smart codec sales in Android. Revenue for the March quarter was $293.5 million, down 40 percent sequentially and up five percent year over year. The sequential decline in revenue was driven by lower unit volumes of components shipping in smartphones reflecting typical seasonal trends. This was offset by higher sales of boosted amplifiers in Android. The year-over-year uptick in revenue was largely due to higher unit volumes and content gains in smartphones and, to a lesser extent, tablets, again offset somewhat by previously noted headwinds in wired headset codecs.

Beginning this quarter, we are adjusting how we report product line revenue to better represent our business and strategic focus. Sales will be designated in two categories: audio and high-performance mixed-signal. While we continue to see new opportunities in audio, we believe our investment in high-performance mixed-signal technologies will drive product diversification and fuel exciting avenues of growth in the coming years. In FY21, audio accounted for 81 percent of total revenue, down slightly from the prior year as we continued to execute on our strategic

Q4 FY21 Letter to Shareholders 3

 4  Q4 FY21 Letter to Shareholders  initiative to diversify revenue beyond audio. This product line includes sales of smart codecs, boosted amplifiers, analog-to-digital converters, digital-to-analog converters and stand-alone digital signal processors. While the majority of this revenue is generated by sales in smartphones, tablets, truly wireless headsets and laptops, this category also includes AR/VR headsets, home theater systems, automotive entertainment systems and professional audio systems. High-performance mixed-signal represented 19 percent of total revenue in FY21, up 55 percent from the prior year as we successfully introduced our first camera controller targeting a new technology area. This product line consists of haptic driver and sensing solutions, camera controllers and power-related components. Later this calendar year, revenue generated by a new power conversion and control IC will also be included in this product line. Although the primary applications for this category are smartphones, tablets, wearables, and laptops, it also includes a small amount of revenue from our legacy industrial and energy applications. One customer contributed 83 percent and 76 percent of total revenue in FY21 and Q4 FY21, respectively. Our relationship with our largest customer remains outstanding, with design activity continuing across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.   In the June quarter, we expect revenue to range from $240 million to $280 million, down 12 percent sequentially and up seven percent year over year at the midpoint. Guidance reflects continued   Figure B: Cirrus Logic Revenue (M) Q2 FY20 to Q1 FY22                    *Midpoint of guidance as of April 29, 2021

 5  Q4 FY21 Letter to Shareholders  supply constraints during the quarter. The sequential decline in revenue is largely due to an anticipated reduction in smartphone unit volumes, ahead of new product ramps in the second half of the calendar year. On a year-over-year basis, growth is expected to be primarily driven by increased sales of boosted amplifiers in Android. In FY22, with strong customer engagements and content gains in new products coming to market, we expect revenue growth to accelerate. FY21 GAAP gross margin was 51.7 percent, compared to 52.6 percent in FY20. Non-GAAP gross margin for the full fiscal year was 51.7 percent, versus 52.7 percent in the prior year. The year-over-year change in gross margin reflects a shift in product mix and typical pricing reductions on certain components. This was partially offset by cost reductions from exiting the MEMS product line. GAAP and non-GAAP gross margin in the March quarter was 50.5 percent, compared to 51.8 percent in Q3 FY21 and 52.4 percent in Q4 FY20. The sequential decline in gross margin reflects higher shipping costs, an uptick in reserves versus Q3 FY21 and, to a lesser extent, a slight increase in supply chain expense. The year-over-year decline is primarily driven by typical pricing reductions on certain components and, to a lesser extent, a shift in product mix. In the June quarter gross margin is expected to range from 49 percent to 51 percent. Gross margins in the June quarter and for the full fiscal year are expected to be impacted by capacity constraints driving an increase in third-party manufacturing costs, which will likely vary across our product lines. Operating Profit, Earnings and CashFor the full fiscal year, Cirrus Logic delivered GAAP operating profit of approximately 17.3 percent, compared to 13.5 percent in the prior year. Non-GAAP operating profit was roughly 22.4 percent, versus 21.3 percent in FY20. GAAP and non-GAAP operating expense for the full fiscal year was $470.1 million and $401.9 million, respectively. GAAP operating expense included $55.9 million in stock-based compensation and $12 million in amortization of acquired intangibles. GAAP and non-GAAP operating expense in FY20 was $500.7 million and $402.5 million, respectively. GAAP operating expense in FY20 included $52.8 million in stock-based compensation, $23.4 million in amortization of acquired intangibles and $21.9 million in restructuring costs associated with exiting the MEMS product line. Operating profit for Q4 FY21 was approximately 8.4 percent on a GAAP basis and 14.4 percent on a non-GAAP basis. GAAP operating expense was $123.4 million, up $1.6 million sequentially and down $12.8 million year over year. GAAP operating expense included $14.4 million in stock-based compensation and $3 million in amortization of acquired intangibles. Non-GAAP operating expense was $106 million, up $0.2 million sequentially and $7.3 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q4 FY21 and the full fiscal year are detailed on the next page in order of significance in Figure C.

 6  Q4 FY21 Letter to Shareholders  Figure C: Primary Drivers of Operating Expenses  Q4 FY21 vs Q3 FY21      Q4 FY21 vs Q4 FY20        FY21 vs FY20        ↑  Employee expenses       ↑  Employee expenses        ↓  Restructuring costs*     ↑  Stock-based compensation*       ↑  Variable compensation       ↓  Amortization of acquisition intangibles*     ↓  Variable compensation       ↑  Product development       ↓  Amortization and depreciation costs on non-acquisition-related items     ↓  Product development       ↓  Restructuring costs*       ↑  Variable compensation                           ↑  Stock-based compensation*     *Excluded from non-GAAP operating expense  GAAP R&D and SG&A expenses for Q1 FY22 are expected to range from $120 million to $126 million, including roughly $15 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects lower variable compensation, which is offset by higher product development costs. FY21 operating expense was relatively flat year over year due to a significant reduction of expenses associated with travel, events and other activities that were affected by the COVID-19 pandemic. We expect these operating expense costs to increase in FY22 as operations begin to return to normal levels in the back half of fiscal year. Additionally, we expect to scale our R&D investment and headcount consistent with our anticipated revenue growth and to support the exciting longer-term opportunities identified in our strategic planning process. Our total headcount exiting Q4 was 1,481.

 7  Q4 FY21 Letter to Shareholders  Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q2 FY20 to Q1 FY22   *Reflects midpoint of combined R&D and SG&A guidance as of April 29, 2021  FY21 GAAP earnings per share was $3.62, compared to $2.64 the prior year. Non-GAAP earnings per share for the full fiscal year was $4.58, versus $3.99 in FY20. GAAP earnings per share for the March quarter was $0.42, compared to $1.91 the prior quarter and $0.17 in Q4 FY20. Non-GAAP earnings per share for the March quarter was $0.66, versus $2.13 in Q3 FY21 and $0.68 in Q4 FY20.Our ending cash and cash equivalents balance in the March quarter was $810.6 million, up from $697 million the prior quarter. Cash from operations was $348.9 million for the full fiscal year and $172.5 million for the quarter. In FY21, we used $110 million to repurchase approximately 1.5 million shares at an average price of $75.72. In the March quarter, we used $45 million to repurchase 517,567 shares at an average price of $86.92. As of March 27, 2021, the company has $360 million remaining in its current share repurchase authorizations. We are pleased with our strong cash flow generation, which we expect to continue to generate through FY22, and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be roughly $1 million in Q1 FY22.

 8  Q4 FY21 Letter to Shareholders  Taxes and Inventory GAAP tax expense for FY21 was $27.9 million on GAAP pre-tax income of $245.2 million, resulting in an effective tax rate of 11.4 percent. Non-GAAP tax expense for the full fiscal year was $39.3 million on non-GAAP pre-tax income of $314.3 million, resulting in an effective tax rate of 12.5 percent for the year. For the March quarter, we realized GAAP tax expense of $2.6 million on GAAP pre-tax income of $27.9 million, resulting in an effective tax rate of 9.5 percent. Non-GAAP tax expense for the quarter was $5.9 million on non-GAAP pre-tax income of $45.6 million, resulting in an effective tax rate of 12.9 percent. Non-GAAP tax expense for the quarter and full fiscal year includes the effect of higher non-GAAP income in various jurisdictions. We expect the worldwide non-GAAP effective tax rate to be approximately 13 percent to 15 percent for FY22. Q4 inventory was $173.3 million, up from $142.7 million in Q3 FY21. In Q1 FY22, inventory is expected to increase from the prior quarter as we begin ramping ahead of new product launches in the back half of the calendar year. Company Strategy We are extremely proud of our accomplishments in FY21 as the company made excellent progress executing on the growth vectors and strategic initiatives that we believe will contribute to our continued success. In the past year, we expanded our position in audio in Android smartphones, gained traction in applications beyond smartphones and further diversified our product portfolio with the introduction of our first camera controller. Design activity and development were robust across our product lines and we made substantial R&D investment in critical technologies and intellectual property that are important to our roadmap. Going forward, we remain focused on the following three growth vectors that are expected to fuel opportunities in the coming years. First, we anticipate strengthening our position as the leading audio supplier in smartphones. Second, we are focused on increasing sales of audio components in applications beyond smartphones. And third, we are drawing on our extensive mixed-signal engineering expertise to develop solutions in new, adjacent product areas that we believe will drive diversification beyond the audio domain. In terms of our first growth vector, the company maintained our position as a leading audio supplier in smartphones this past year. We experienced strong demand from our largest customer and increased penetration in flagship and mid-tier devices at a leading Android OEM. While we are pleased with our progress, we also faced a number of challenges in the Android market including a previously noted smart codec headwind, a reduction in demand due to COVID-19 shutdowns in the June quarter and limitations due to government trade policies. Despite these challenges, our teams introduced numerous new products, and customer engagements remained positive throughout the year. Increasingly, Android OEMs are striving for top scores and reviews from DXOMARK, a third-party company that offers benchmarking services, to differentiate their products. We are pleased

 9  Q4 FY21 Letter to Shareholders  to be supplying boosted amplifiers in the four highest-ranking smartphones on the market today, according to DXOMARK. These products not only enable louder, more dynamic, high-fidelity sound, but also measure and monitor the speaker to prevent physical damage while using advanced battery management techniques to ensure optimum system performance. Cirrus Logic’s newest boosted amplifier meaningfully enhances power and battery management capabilities and elevates the listening experience of stereo and multi-speaker playback in flagship devices. The smartphone market remains an important growth vector for us, and accordingly we are investing in boosted amplifier and smart codec technologies that we believe will bolster our competitive advantage, including higher voltage capabilities and design efforts in the 22-nanometer process node. With solid design activity across our portfolio, we expect new devices utilizing our components to come to market as we move through the year. We passed several important milestones related to our second growth vector of expanding beyond smartphones in FY21, particularly in tablets and wearables, where we increased content meaningfully. Interest in utilizing high-performing audio products in larger screen applications, such as tablets and laptops, remains robust as OEMs recognize the importance of the audio and voice experience, especially as these devices are used more frequently in our everyday lives. Industrial design trends are also driving demand as these products become thinner and lighter and the average number of speakers increases. This past year, we expanded our footprint in several premium tablets with our smart codecs, amplifiers and discrete high-performance power components and we recently began shipments of a high-performance smart codec with a new laptop OEM. Content gains in wearables included our first flagship component in a high-volume brand. This high-performance solution helps deliver a compelling user experience through a combination of our amplifier and haptic technology.We also increased penetration in truly wireless headsets, shipping amplifiers and smart codecs in several premium brands. Customer demand for our premium truly wireless headset smart codecs is strong, as we enable leading OEMs to deliver unique user experiences without compromising battery life or board space when implementing these new advanced features. Building upon those features, the company recently began sampling our newest flagship general market smart codec targeting truly wireless headsets. This device combines advanced low-power, low-latency hardware with more DSP capability to provide improved hybrid active noise cancellation, hearing augmentation and environmental listening. Our roadmap for this application space is robust with next-generation smart codecs targeting aggressive size and power consumption improvements, lower power headphone amplifiers and advanced packaging technologies to further reduce board space for advanced audio functionality. Several popular AR/VR brands also have our products shipping in them today and we continue to engage with the leaders in this space to actively design new products that we expect to be introduced in the next year. Although this opportunity is relatively small today, we are optimistic about the future of this market. As a leading supplier of

 10  audio components, we are leveraging our long-standing customer relationships and extensive product portfolio to expand our footprint beyond smartphones over the next few years. Looking at our third growth vector, we are extremely pleased with our progress driving both product diversification and meaningful revenue growth in new high-performance mixed-signal solutions. In FY21, we successfully introduced our first camera controller targeting a new technology area beyond our traditional audio domain. This high-precision, low-latency component enables faster processing to focus and stabilize image capture, significantly improving results. We continue to invest in this area and believe camera controllers and other high-performance mixed-signal solutions represent a sizeable growth opportunity in the coming years. Interest in our haptic and sensing solutions continues to be strong across smartphones, laptops, wearables and AR/VR controllers. Trends driving adoption include the desire to maximize display size, deliver high-definition tactile feedback and differentiate with advanced haptics to enable immersive and unique gaming experiences. Customer engagement and design momentum with our new high-performance haptic driver has been positive. This device integrates more advanced, low-latency algorithms to provide consistent performance across a range of voltages, actuators and temperature variants. We are also gaining traction with our reference design that enables haptics in laptop touchpads. This reference design offers enhanced functionality and gestures along with thinner form factors when compared with conventional mechanical implementations. Several customers are currently designing in haptic touchpads and we expect the first products to come to market in the second half of the calendar year. During the quarter, we continued to make progress on our power conversion and control IC and are on track to begin ramping this product in the second half of the calendar year. We understand there is intense interest in the functionality and value of incremental dollar content with this product; however, while we have internal assumptions and are optimistic about both the near-and long-term attach rates, at this time we are unable to provide definitive commentary. With a number of new products expected to ramp this year and a robust roadmap that optimizes the capabilities of our high-performance mixed-signal solutions, we are excited about the opportunities for meaningful revenue growth in the high-performance mixed-signal category in FY22 and beyond. The company continues to invest a large portion of R&D spend on the development of intellectual property and the underlying advanced technologies that we believe are important in the execution of our long-term strategic roadmap. These investments enable the company to push the boundaries of performance, power, latency and size in new products and applications, which is highly valued by our customers. With a deep commitment to innovation, best-in-class customer service and execution, we are optimistic about our future as demand for audio and high-performance mixed-signal products continues to increase across the markets we serve.   Q4 FY21 Letter to Shareholders

Summary and Guidance

For the June quarter we expect the following results:

- Revenue to range between $240 million and $280 million;
- GAAP gross margin to be between 49 percent and 51 percent; and
- Combined GAAP R&D and SG&A expenses to range between $120 million and $126 million, including approximately $15 million in stock-based compensation expense and $3 million in amortization of acquired intangibles.

In summary, we saw the company deliver solid revenue, operating profit and earnings growth. We are incredibly proud of our employees' ability to execute on new product development, provide outstanding support to customers and ensure operational continuity, despite the challenges associated with the COVID-19 pandemic. With a solid pipeline of new products expected to ramp in FY22 and meaningful R&D investments expected to strengthen our roadmap of compelling audio and high-performance mixed-signal solutions, we are extremely excited about the coming year.

Sincerely,



John Forsyth
President &
Chief Executive Officers



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 5783516).

Q4 FY21 Letter to Shareholders 11

12  Use of Non-GAAP Financial InformationTo supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available.Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our long-term growth opportunities; our expectation that a variety of products will to come to market over the next 12 months; our ability to capitalize on our extensive product portfolio and investment in advanced technologies and intellectual property; our ability to ramp products that strengthen our position as a leading supplier of audio solutions; our ability to continue the expansion of our high-performance mixed-signal business; our ability to accelerate growth in FY22 and drive long-term value for our shareholders, employees and customers; our expectation of scaling our R&D investment and headcount consistent with our anticipated revenue growth and to support the longer-term opportunities; new product ramps and new end product introductions in calendar year 2022; our ability to strengthen our position as the leading audio supplier in smartphones; our ability to increase sales of audio components in applications beyond smartphones; our ability to develop solutions in new adjacent product areas that will drive diversification beyond audio; our ability to invest in boosted amplifier and smart codec technologies that will bolster our competitive advantage; our ability to leverage our long-standing customer relationships and extensive product portfolio to expand our footprint beyond smartphones over the next few years; our ability to ramp our next generation camera component; our ability to ramp our power conversion and control IC in the second half of the calendar year; our ability to capitalize on opportunities for meaningful revenue growth in high-performance mixed-signal solutions in FY22 and beyond; our ability to push the boundaries of performance, power, latency and size while cultivating derivative products for new end applications; our ability to continue to generate strong cash flow through FY22; effective tax rate for the full fiscal year 2022; and our forecasts for the first quarter of fiscal year 2022 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking   Q4 FY21 Letter to Shareholders

 13  statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the first quarter of fiscal year 2022, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau’s Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; recent increased industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; and the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking DisclosuresWe face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue and adversely affecting operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission.Although we have not experienced a significant reduction in our overall productivity during fiscal year 2021, we have experienced, and expect to continue to experience, disruptions to our business   Q4 FY21 Letter to Shareholders

 14  operations, including those resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees’ health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations would likely impact our ability to continue to maintain current levels of productivity. In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, leading to a global economic downturn and potentially a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results. Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.   Summary of Financial Data Below:   Q4 FY21 Letter to Shareholders

 15  Q4 FY21 Letter to Shareholders

 16  Q4 FY21 Letter to Shareholders

 17  Q4 FY21 Letter to Shareholders